UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2008

NOVATEL WIRELESS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-31659	86-0824673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9645 Scranton Road

San Diego, CA 92121

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 812-3400

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

ITEM 8.01. Other Events.

SIGNATURES

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 20, 2008, Novatel Wireless, Inc. (the “Company”) will notify the Nasdaq Stock Market that it did not timely file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 with the Securities and Exchange Commission. The Company will also notify the Nasdaq of the matters discussed in Item 8.01 of this Current Report. As a result, the Company is not in compliance with the Nasdaq Marketplace Rule 4310(c)(14) as of May 20, 2008. The Nasdaq requires, among other things, that the Company timely file all required reports with the Securities and Exchange Commission. The Company intends to file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 as promptly as possible following the resolution of the matters discussed below in Item 8.01 of this Current Report.

The Company expects that the Nasdaq will notify the Company that the delay in filing the Form 10-Q constitutes noncompliance with the Nasdaq’s listing requirements. Upon receipt of such notification, the Company will initiate the appeal process by requesting a hearing before the Nasdaq Listing Qualifications Panel. The Company expects that, pending a decision by the panel, the securities of the Company will remain listed on the Nasdaq.

Item 8.01	Other Events.

The Company and its Audit Committee have undertaken an expanded enhanced review of the Company’s revenue cut off procedures and internal controls related to certain customer contracts, which review is ongoing. The Company intends to file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 as promptly as possible following the resolution of the review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novatel Wireless, Inc.

Date: May 20, 2008	By:	/s/ Catherine F. Ratcliffe
Catherine F. Ratcliffe Senior Vice President of Business Affairs and General Counsel